Exhibit 99.1

HYATT REPORTS SECOND QUARTER 2026 RESULTS
CHICAGO (July 30, 2026) - Hyatt Hotels Corporation ("Hyatt," "the Company," "we," "us," or "our") (NYSE: H) today reported second quarter 2026 results. Highlights include:
•Comparable system-wide hotels RevPAR increased 5.9%, compared to the second quarter of 2025
•Comparable system-wide all-inclusive resorts Net Package RevPAR decreased 1.2%, compared to the second quarter of 2025
•Net rooms growth for the trailing twelve months was 3.9%, or 4.4% excluding rooms from the Playa Hotels Acquisition that were removed from Hyatt's room count in the second half of 2025
•Pipeline of executed management or franchise contracts was approximately 154,000 rooms, an increase of 10.0%, compared to the second quarter of 2025
•Diluted EPS was $1.14 and Adjusted Diluted EPS was $1.12
•Net income attributable to Hyatt Hotels Corporation was $110 million and Adjusted Net Income was $108 million
•Gross fees were $324 million, an increase of 7.8%, compared to the second quarter of 2025
•Adjusted EBITDA was $297 million, an increase of 3.4%, compared to the second quarter of 2025, or an increase of 8.8% after adjusting for assets sold in 2025
•Repurchased 62,605 shares of Class A common stock during the second quarter for an aggregate purchase price of $12 million. Year-to-date through June 30, 2026, the Company returned $175 million to shareholders through dividends and share repurchases
•Full Year 2026 Outlook:
◦Comparable system-wide hotels RevPAR growth is projected to be between 3.5% and 4.5%, compared to the full year 2025
◦Net rooms growth is projected to be approximately 6%, compared to the full year 2025
◦Net income attributable to Hyatt Hotels Corporation is projected to be between $250 million and $335 million
◦Adjusted EBITDA is projected to be between $1,155 million and $1,205 million, an increase of 13% to 18%, compared to the full year 2025, after adjusting for the period of ownership of hotels acquired as part of the Playa Hotels Acquisition and assets sold in 2025
◦Capital returns to shareholders are projected to be between $325 million and $375 million through dividends and share repurchases
Mark S. Hoplamazian, Chairman, President and Chief Executive Officer, said, "Our strong second quarter results reflect the continued strength of Hyatt's differentiated portfolio and the deep engagement of our high-value guests around the world. The resilience of our core fee business enabled us to absorb temporary regional headwinds while maintaining our full year outlook. Although we are taking a measured view on the timing of openings later this year, continued signing momentum and a high-quality development pipeline reinforce our confidence in Hyatt's long-term growth model and value creation strategy."
Refer to page A-8 for a summary of special items impacting Adjusted Net Income and Adjusted Diluted EPS for the three and six months ended June 30, 2026.
Note: All RevPAR and ADR growth percentage changes are presented in constant dollars. All Net Package RevPAR and Net Package ADR growth percentage changes are presented in reported dollars. All RevPAR and Net Package RevPAR metrics are presented on a comparable system-wide basis unless otherwise stated. This release includes references to non-GAAP financial measures; see the reconciliations and definitions beginning on page A-6.

Second Quarter Operational Commentary
•Luxury and Upper Upscale chain scales drove RevPAR growth in the quarter. Leisure transient and group RevPAR each delivered strong growth, while business transient RevPAR grew in the low single digits. Geopolitical conflict in the Middle East negatively impacted RevPAR growth by approximately 110 bps.
•Net Package RevPAR decreased 1.2%, compared to the second quarter of 2025, reflecting softer demand in the second quarter, in part due to the security concerns in Mexico during the first quarter and lower airlift into certain destinations.
•Gross fees increased 7.8%, compared to the second quarter of 2025, reflecting strong core business performance.
◦Base management fees increased 10.2%, driven by managed hotel RevPAR, strength across the United States, and fees from the Playa Hotels Acquisition, partially offset by the impact of Hurricane Melissa.
◦Incentive management fees increased 2.6%, driven by fees from the Playa Hotels Acquisition and strong performance in Asia Pacific, partially offset by lower fees in the Middle East, Mexico, and Jamaica.
◦Franchise and other fees increased 8.1%, driven by non-RevPAR fee contributions and RevPAR growth in the United States, partially offset by franchise fees recognized in 2025 from the eight Hyatt Ziva and Hyatt Zilara properties that were part of the Playa Hotels Acquisition.
•Owned and leased segment Adjusted EBITDA increased 16% compared to the second quarter of 2025, after adjusting for 2025 asset sales.
•Distribution segment Adjusted EBITDA declined compared to the second quarter of 2025, primarily due to temporary factors, including hotel closures in Jamaica related to Hurricane Melissa and lower demand in Mexico.

Openings and Development
During the second quarter, the Company:
•Opened 3,585 rooms. Notable openings included Miraval The Red Sea, the first Miraval property outside the United States and The Barai Hua Hin, introducing The Unbound Collection by Hyatt brand to Thailand.
•Announced a strategic master franchise agreement with Dossen Group to develop and operate hotels for the Hyatt Select brand in the Chinese Mainland, supporting future expansion of Hyatt's portfolio in the region.

Balance Sheet and Liquidity
As of June 30, 2026, the Company reported the following:
•Total debt of $4.3 billion.
•Total liquidity of $2.1 billion, inclusive of:
◦$606 million of cash and cash equivalents and short-term investments; and
◦$1,497 million of available borrowing capacity under Hyatt's revolving credit facility, net of letters of credit outstanding.

•The Company repurchased $12 million of Class A common stock during the second quarter. Remaining share repurchase authorization as of June 30, 2026 totaled approximately $1.5 billion.
•The Company's board of directors has declared a cash dividend of $0.15 per share for the third quarter of 2026. The dividend is payable on September 10, 2026 to Class A and Class B stockholders of record as of August 27, 2026.

2026 Outlook

The Company is providing the following outlook for the 2026 fiscal year:
	2026 Outlook	2025	Change vs. 2025
System-Wide Hotels RevPAR Growth			3.5% to 4.5%
Net Rooms Growth			Approx. 6%
(in millions)
Net income attributable to Hyatt Hotels Corporation	$250 - $335	$(52)
Gross Fees	$1,305 - $1,335	$1,198	9% to 11%
Adjusted G&A Expenses[1]	$440 - $450	$445	(1)% to 1%
Adjusted EBITDA[1,2]	$1,155 - $1,205	$1,025[3]	13% to 18%[3]
Capital Expenditures	Approx. $135	$220	Approx. (39)%
Adjusted Free Cash Flow[1]	$580 - $630	$474	22% to 33%
Capital Returns to Shareholders[4]	$325 - $375
1 Refer to the tables on page A-12 for a reconciliation of estimated net income attributable to Hyatt Hotels Corporation to Adjusted EBITDA, G&A expenses to Adjusted G&A Expenses, and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow.
2 During the six months ended June 30, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability.
3 Reflects a reduction of $78 million in 2025 owned and leased segment Adjusted EBITDA to account for period of ownership of hotels acquired as part of the Playa Hotels Acquisition and the impact of assets sold in 2025. Refer to page A-11 for further details.
4 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.

•The increase in the System-Wide Hotels RevPAR Growth outlook reflects the strong second quarter performance in the United States, including the FIFA World Cup. The full year outlook assumes moderately stronger growth in international markets compared to the United States. United States RevPAR is now expected to grow between 3% and 4% for the full year.
•Net Package RevPAR growth is expected to be lower than previous expectations but to remain positive for the full year. While booking trends in Mexico continue to improve sequentially, the pace of recovery has been slower than previously anticipated.
•Net Rooms Growth outlook is adjusted to reflect the weighting of expected openings in the back half of the year and the potential for some openings to shift into early 2027.
•Gross Fees outlook reflects the strength in the core fee business offsetting the short-term impacts from lower demand in Mexico, the conflict in the Middle East, and the timing of certain hotel openings.
•Adjusted EBITDA outlook reflects the strong Gross Fees outlook partially offset by a Distribution segment Adjusted EBITDA expected decline of approximately $25 million for the full year compared to 2025 driven by lower demand in Mexico and the impact of Hurricane Melissa.

No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2026 outlook. The Company's 2026 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, July 30, 2026, at 9:00 a.m. CT.
A live webcast of the conference call will be available on the Company's Investor Relations website at investors.hyatt.com. An archive of the webcast will be available for 90 days.
Alternatively, participants may join the conference call by dialing 800.715.9871 (U.S. toll-free) or 646.307.1963 (international) using Conference ID: 2303828. Participants joining by telephone should dial in at least 15 minutes prior to the scheduled start time.
A telephone replay will be available for one week, beginning Thursday, July 30, 2026 at 10:30 a.m. CT by dialing 800.770.2030 (U.S. toll-free) or 647.362.9199 (international) using Conference ID: 2303828.
Investor Contact
•Ryan Nuckols, 312.780.5784, ryan.nuckols@hyatt.com
Media Contact
•Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company's plans, strategies, outlook, the number of properties we expect to open in the future, the expected timing and payment of dividends, the Company's 2026 outlook, including the Company's expected System-wide Hotels RevPAR Growth, Net Rooms Growth, Net Income, Gross Fees, Adjusted G&A Expenses, Adjusted EBITDA, Capital Expenditures, and Adjusted Free Cash Flow, expected capital returns to shareholders, financial performance, prospective or future events and involve known and unknown risks that are difficult to predict. As a result, the Company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and the Company's management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geopolitical conditions, including political or civil unrest or changes in trade policy; the impact of global tariff policies or regulations; economic sanctions or other government restrictions that may limit our ability to conduct business or receive payments; hostilities, or fear of hostilities, including the ongoing military conflict in the Middle East and security-related disruptions in Mexico, as well as terrorist attacks or other acts of violence, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as hurricanes, earthquakes, tsunamis, tornadoes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; the impact of government-issued travel advisories, airspace closures, or flight suspensions on international arrivals and hotel bookings in affected regions; our ability to successfully achieve specified levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations or realize anticipated synergies; failure to successfully complete proposed transactions, including the failure to satisfy closing conditions or obtain required approvals; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of our real estate assets; unforeseen terminations of our management and hotel services agreements or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and manage the Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which filings are available from the SEC. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles ("GAAP") in this press release, including: Adjusted Net Income; Adjusted Diluted EPS; Adjusted EBITDA; Adjusted G&A Expenses; Free Cash Flow; and Adjusted Free Cash Flow. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt); the Hyatt TikTok account (tiktok.com/@hyatt); the Hyatt X account (x.com/hyatt); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to its guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Investor Email Alerts" in the "Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of June 30, 2026, the Company's portfolio included more than 1,500 hotels and all-inclusive properties in 83 countries across six continents. The Company's offering includes brands in the Luxury Portfolio, including Park Hyatt®, Alila®, Miraval®, Impression by Secrets, and The Unbound Collection by Hyatt®; the Lifestyle Portfolio, including Andaz®, Thompson Hotels®, The Standard®, Dream® Hotels, The StandardX®, Breathless Resorts & Spas®, JdV by Hyatt®, Bunkhouse® Hotels, and Me and All Hotels; the Inclusive Collection, including Zoëtry® Wellness & Spa Resorts, Hyatt Ziva®, Hyatt Zilara®, Secrets® Resorts & Spas, Dreams® Resorts & Spas, Hyatt Vivid® Hotels & Resorts, Bahia Principe Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas; the Classics Portfolio, including Grand Hyatt®, Hyatt Regency®, Destination by Hyatt®, Hyatt Centric®, Hyatt Vacation Club®, and Hyatt®; and the Essentials Portfolio, including Caption by Hyatt®, Unscripted by Hyatt, Hyatt Place®, Hyatt House®, Hyatt Studios®, Hyatt Select, and UrCove. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith, Unlimited Vacation Club®, Amstar® DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(unaudited)

(in millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUES:
Base management fees	$124	$113	$251	$227
Incentive management fees	64	62	150	138
Franchise and other fees	136	126	256	243
Gross fees	324	301	657	608
Contra revenue	(17)	(15)	(40)	(35)
Net fees	307	286	617	573
Owned and leased	274	304	493	523
Distribution	225	262	499	577
Other revenues	—	11	—	22
Revenues for reimbursed costs	1,023	945	1,968	1,831
Total revenues	1,829	1,808	3,577	3,526

DIRECT AND GENERAL AND ADMINISTRATIVE EXPENSES:
General and administrative	180	152	310	278
Owned and leased	223	246	423	440
Distribution	198	219	443	485
Other direct costs	—	20	—	44
Transaction and integration costs	8	82	24	105
Depreciation and amortization	73	82	149	162
Reimbursed costs	1,020	949	1,983	1,851
Total direct and general and administrative expenses	1,702	1,750	3,332	3,365

Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	58	31	46	19
Equity earnings (losses) from unconsolidated hospitality ventures	11	6	(2)	(6)
Interest expense	(64)	(74)	(129)	(140)
Gains (losses) on sales of real estate and other	2	(2)	2	(2)
Asset impairments	(5)	(10)	(26)	(14)
Other income (loss), net	53	29	103	72
Income before income taxes	182	38	239	90
Provision for income taxes	(73)	(42)	(89)	(70)
Net income (loss)	$109	$(4)	$150	$20
Net income (loss) attributable to noncontrolling interests	$(1)	$(1)	$2	$3
Net income (loss) attributable to Hyatt Hotels Corporation	$110	$(3)	$148	$17

EARNINGS (LOSSES) PER CLASS A AND CLASS B SHARE:
Net income (loss) attributable to Hyatt Hotels Corporation—Basic	$1.17	$(0.03)	$1.57	$0.17
Net income (loss) attributable to Hyatt Hotels Corporation—Diluted	$1.14	$(0.03)	$1.53	$0.17

Basic weighted-average shares outstanding	94.3	95.6	94.4	95.8
Diluted weighted-average shares outstanding	96.7	95.6	96.7	97.7

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Geography

	Three Months Ended June 30,
(in constant $)	RevPAR		Occupancy			ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
System-wide hotels (a)	$158.70	5.9%	73.2%	0.6	% pts	$216.81	5.0%
United States	$169.23	6.7%	74.1%	0.6	% pts	$228.28	5.7%
Americas (excluding U.S.)	$195.26	9.5%	71.8%	2.3	% pts	$272.08	6.1%
Greater China	$93.80	7.2%	73.5%	2.1	% pts	$127.60	4.1%
Asia Pacific (excluding Greater China)	$149.76	10.3%	74.3%	3.1	% pts	$201.66	5.7%
Europe	$228.14	4.5%	75.9%	1.4	% pts	$300.51	2.5%
Middle East & Africa	$98.43	(28.3)%	50.5%	(18.1)	% pts	$194.81	(2.7)%

Owned and leased hotels (b)	$251.40	8.8%	75.6%	0.7	% pts	$332.65	7.8%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
System-wide all-inclusive resorts (c)	$197.45	(1.2)%	72.8%	(2.1)	% pts	$271.25	1.7%
Americas (excluding U.S.)	$217.39	(2.3)%	70.6%	(2.6)	% pts	$307.78	1.3%
Europe (d)	$146.21	3.4%	78.3%	(1.0)	% pts	$186.63	4.7%

	Six Months Ended June 30,
(in constant $)	RevPAR		Occupancy			ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
System-wide hotels (a)	$150.96	5.7%	70.5%	1.1	% pts	$214.22	4.1%
United States	$156.45	5.1%	70.2%	0.4	% pts	$222.96	4.5%
Americas (excluding U.S.)	$200.83	7.9%	70.7%	2.3	% pts	$283.96	4.3%
Greater China	$92.50	9.7%	71.9%	3.5	% pts	$128.65	4.4%
Asia Pacific (excluding Greater China)	$161.13	10.9%	75.2%	3.5	% pts	$214.17	5.8%
Europe	$190.90	5.6%	69.1%	2.2	% pts	$276.29	2.3%
Middle East & Africa	$122.41	(14.5)%	56.5%	(11.2)	% pts	$216.72	2.5%

Owned and leased hotels (b)	$228.29	6.8%	71.9%	0.8	% pts	$317.36	5.6%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
System-wide all-inclusive resorts (c)	$237.40	3.5%	77.5%	(0.8)	% pts	$306.34	4.7%
Americas (excluding U.S.)	$262.75	2.8%	77.0%	(0.7)	% pts	$341.04	3.7%
Europe (d)	$155.21	8.2%	78.9%	(1.4)	% pts	$196.60	10.1%
(a) Consists of hotels that the Company manages, franchises, owns, leases, or provides services to, excluding all-inclusive properties.
(b) Excludes unconsolidated hospitality ventures and all-inclusive leased properties.
(c) Consists of all-inclusive properties that the Company manages, leases, or provides services to.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Brand

Chain scale classification as defined by Smith Travel Research, excluding all-inclusive	Three Months Ended June 30,
(in constant $)	RevPAR		Occupancy			ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Composite Luxury (a)	$223.79	6.6%	72.3%	0.5	% pts	$309.40	5.9%
Grand Hyatt	$194.18	6.4%	74.8%	0.7	% pts	$259.73	5.5%
Park Hyatt	$314.16	6.7%	68.8%	(0.1)	% pts	$456.77	6.9%
The Unbound Collection by Hyatt	$249.62	12.9%	69.5%	4.1	% pts	$359.10	6.2%

Composite Upper Upscale (b)	$156.57	6.6%	72.2%	1.0	% pts	$216.82	5.1%
Hyatt Centric	$165.17	5.3%	77.1%	1.9	% pts	$214.12	2.6%
Hyatt Regency	$151.73	6.9%	71.0%	0.6	% pts	$213.56	5.9%
JdV by Hyatt	$144.82	12.3%	74.1%	4.5	% pts	$195.54	5.6%

Composite Upscale (c)	$119.42	3.6%	74.8%	—	% pts	$159.60	3.6%
Hyatt House	$139.44	5.6%	78.9%	0.9	% pts	$176.79	4.5%
Hyatt Place	$112.97	2.5%	73.5%	(0.5)	% pts	$153.63	3.2%

Composite Upper Midscale (d)	$47.00	7.3%	78.9%	4.1	% pts	$59.54	1.6%
UrCove	$46.36	7.1%	79.4%	4.3	% pts	$58.42	1.4%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Composite All-inclusive (e)	$197.45	(1.2)%	72.8%	(2.1)	% pts	$271.25	1.7%
Dreams Resorts & Spas	$213.98	(3.8)%	68.3%	(3.2)	% pts	$313.15	0.6%
Secrets Resorts & Spas	$310.11	(0.6)%	73.4%	(1.6)	% pts	$422.59	1.6%
Alua Hotels & Resorts	$118.72	5.8%	82.1%	(0.5)	% pts	$144.58	6.5%

	Six Months Ended June 30,
(in constant $)	RevPAR		Occupancy			ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Composite Luxury (a)	$221.20	7.7%	71.3%	1.6	% pts	$310.35	5.3%
Grand Hyatt	$199.54	8.1%	74.1%	2.0	% pts	$269.33	5.2%
Park Hyatt	$330.75	9.5%	68.7%	0.6	% pts	$481.36	8.6%
The Unbound Collection by Hyatt	$205.90	12.0%	65.3%	4.8	% pts	$315.43	3.8%

Composite Upper Upscale (b)	$147.15	5.5%	69.1%	0.9	% pts	$212.89	4.0%
Hyatt Centric	$157.61	6.8%	74.5%	3.0	% pts	$211.50	2.4%
Hyatt Regency	$143.75	5.4%	68.1%	0.5	% pts	$211.15	4.6%
JdV by Hyatt	$124.45	9.1%	68.1%	3.7	% pts	$182.72	3.3%

Composite Upscale (c)	$109.70	3.1%	71.3%	0.4	% pts	$153.85	2.5%
Hyatt House	$127.45	4.4%	74.5%	0.7	% pts	$171.08	3.5%
Hyatt Place	$103.98	2.4%	70.3%	0.1	% pts	$147.89	2.2%

Composite Upper Midscale (d)	$44.32	10.2%	76.1%	6.0	% pts	$58.21	1.4%
UrCove	$43.87	10.2%	76.6%	6.1	% pts	$57.25	1.4%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Composite All-inclusive (e)	$237.40	3.5%	77.5%	(0.8)	% pts	$306.34	4.7%
Dreams Resorts & Spas	$258.74	1.6%	75.9%	(0.7)	% pts	$341.01	2.6%
Secrets Resorts & Spas	$364.63	2.7%	77.2%	(1.2)	% pts	$472.41	4.3%
Alua Hotels & Resorts	$116.26	8.7%	81.9%	(1.7)	% pts	$141.88	10.8%
(a) Includes Alila, Andaz, Destination by Hyatt, Grand Hyatt, Miraval, Park Hyatt, The Unbound Collection by Hyatt, and Thompson Hotels.
(b) Includes Dream Hotels, Hyatt, Hyatt Centric, Hyatt Regency, and JdV by Hyatt.
(c) Includes Hyatt House, Hyatt Place, Me and All Hotels, and Unscripted by Hyatt.
(d) Includes Hyatt Select and UrCove.
(e) Includes Alua Hotels & Resorts, Breathless Resorts & Spas, Dreams Resorts & Spas, Hyatt Zilara, Hyatt Ziva, Impression by Secrets, Secrets Resorts & Spas, Sunscape Resorts & Spas, Zoëtry Wellness & Spa Resorts, Hyatt Vivid Hotels & Resorts, Bahia Principe Hotels & Resorts, and certain hotels within the Grand Hyatt brand operating under an all-inclusive model. Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Properties and Rooms by Geography

	June 30, 2026
	Managed (a)		Franchised		Owned and Leased (b)		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Geography:
United States	174	63,850	563	101,798	14	5,672	751	171,320
Americas (excluding U.S.)	40	10,402	52	8,729	4	1,197	96	20,328
Greater China	119	35,263	101	17,082	—	—	220	52,345
Asia Pacific (excluding Greater China)	147	34,957	14	4,233	—	—	161	39,190
Europe	54	12,163	69	12,100	4	1,059	127	25,322
Middle East & Africa	46	10,641	4	779	—	—	50	11,420
System-wide hotels (c)	580	167,276	803	144,721	22	7,928	1,405	319,925

Americas (excluding U.S.)	105	43,556	—	—	—	—	105	43,556
Europe (d)	43	13,143	—	—	6	1,262	49	14,405
System-wide all-inclusive resorts	148	56,699	—	—	6	1,262	154	57,961

System-wide (e)	728	223,975	803	144,721	28	9,190	1,559	377,886

Mr & Mrs Smith (f)							1,242	41,882
Hyatt Vacation Club							22	1,993
Residential							44	4,919
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Figures do not include all-inclusive properties.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(e) Figures do not include Mr & Mrs Smith, Hyatt Vacation Club, and certain residential units.
(f) Represents unaffiliated Mr & Mrs Smith properties available through hyatt.com, which are not reflected in the system-wide figures above. At June 30, 2026, the Mr & Mrs Smith platform included approximately 2,500 properties (or approximately 115,000 rooms) that pay commissions through the Company's distribution segment revenues.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	June 30, 2026
	Managed (a)		Franchised		Owned and Leased (b)		Total
Brands by Chain Scale:	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms

Luxury (c)
Alila	18	2,129	—	—	—	—	18	2,129
Andaz	29	6,667	1	715	2	507	32	7,889
Destination by Hyatt	12	2,671	12	4,464	—	—	24	7,135
Grand Hyatt	62	32,208	4	1,491	2	904	68	34,603
Miraval	1	180	—	—	3	383	4	563
Park Hyatt	48	8,826	—	—	3	549	51	9,375
The Unbound Collection by Hyatt	19	3,356	35	6,196	—	—	54	9,552
Thompson Hotels	15	3,220	3	634	—	—	18	3,854

Upper Upscale (c)
Bunkhouse	9	454	—	—	—	—	9	454
Dream Hotels	4	809	1	178	—	—	5	987
Hyatt	7	1,206	6	969	1	1,298	14	3,473
Hyatt Centric	35	7,270	37	7,554	1	138	73	14,962
Hyatt Regency	174	73,242	66	24,319	6	3,355	246	100,916
JdV by Hyatt	14	2,267	39	6,248	—	—	53	8,515
The Standard	9	1,386	3	580	—	—	12	1,966
The StandardX	2	187	—	—	—	—	2	187

Upscale (c)
Caption by Hyatt	3	623	3	500	—	—	6	1,123
Hyatt House	23	3,216	126	17,681	—	—	149	20,897
Hyatt Place	90	15,414	369	52,934	4	794	463	69,142
Me and All Hotels	—	—	8	1,364	—	—	8	1,364
Unscripted by Hyatt	6	1,598	4	467	—	—	10	2,065

Upper Midscale (c)
Hyatt Select	—	—	3	294	—	—	3	294
Hyatt Studios	—	—	6	719	—	—	6	719
UrCove	—	—	72	9,904	—	—	72	9,904

All-inclusive
Breathless Resorts & Spas	6	2,311	—	—	—	—	6	2,311
Dreams Resorts & Spas	28	12,153	—	—	—	—	28	12,153
Hyatt Zilara	4	1,320	—	—	—	—	4	1,320
Hyatt Ziva	9	3,696	—	—	—	—	9	3,696
Impression by Secrets	2	323	—	—	—	—	2	323
Secrets Resorts & Spas	28	10,697	—	—	—	—	28	10,697
Zoëtry Wellness & Spa Resorts	7	546	—	—	—	—	7	546
Bahia Principe Hotels & Resorts	22	11,743	—	—	—	—	22	11,743
Hyatt Vivid Hotels & Resorts	2	924	—	—	—	—	2	924
Sunscape Resorts & Spas	7	3,497	—	—	—	—	7	3,497
Alua Hotels & Resorts	28	8,431	—	—	6	1,262	34	9,693

Other	5	1,405	5	7,510	—	—	10	8,915
System-wide	728	223,975	803	144,721	28	9,190	1,559	377,886

Property and rooms counts categorized by brand include properties in our system that are not yet operating under such brand, but are expected to rebrand to such brand at a future date.
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Chain scale classification as defined by Smith Travel Research.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to Hyatt Hotels Corporation	$110	$(3)	$148	$17
Contra revenue	17	15	40	35
Revenues for reimbursed costs	(1,023)	(945)	(1,968)	(1,831)
Reimbursed costs	1,020	949	1,983	1,851
Stock-based compensation expense (a)	17	14	44	45
Transaction and integration costs	8	82	24	105
Depreciation and amortization	73	82	149	162
Equity (earnings) losses from unconsolidated hospitality ventures	(11)	(6)	2	6
Interest expense	64	74	129	140
(Gains) losses on sales of real estate and other	(2)	2	(2)	2
Asset impairments	5	10	26	14
Other (income) loss, net	(53)	(29)	(103)	(72)
Provision for income taxes	73	42	89	70
Net income (loss) attributable to noncontrolling interests	(1)	(1)	2	3
Adjusted EBITDA (b)	$297	$286	$563	$547
(a) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses; excludes amounts recognized in transaction and integration costs.
(b) During the six months ended June 30, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability. Refer to page A-13 for an explanation of how the Company utilizes Adjusted EBITDA, why the Company presents it, and material limitations on its usefulness.

The table below provides a breakdown for Adjusted EBITDA:

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Management and franchising	$266	$238	$530	$474
Owned and leased	40	47	50	62
Distribution	27	43	56	92
Overhead	(36)	(42)	(73)	(82)
Eliminations	—	—	—	1
Adjusted EBITDA (c)	$297	$286	$563	$547
(c) Results for the three and six months ended June 30, 2025 have been recast for comparability as a result of the Company's revised definition of Adjusted EBITDA.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: G&A Expenses to Adjusted G&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no impact to net income (loss). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
G&A expenses	$180	$152	$310	$278
Less: Rabbi trust impact	(57)	(30)	(45)	(18)
Less: Stock-based compensation expense	(16)	(12)	(41)	(41)
Adjusted G&A Expenses	$107	$110	$224	$219

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Net Income (Loss) Attributable to Hyatt Hotels Corporation and Diluted Earnings (Losses) Per Class A and Class B Share to Adjusted Net Income Attributable to Hyatt Hotels Corporation and Adjusted Diluted Earnings Per Class A and Class B Share

(in millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to Hyatt Hotels Corporation	$110	$(3)	$148	$17
Diluted earnings (losses) per share	$1.14	$(0.03)	$1.53	$0.17
Special items:
Fund (surpluses) deficits (a)	(12)	(5)	(1)	7
Contingent consideration liabilities fair value adjustments (b)	(2)	(3)	(33)	(8)
(Gains) losses on sales of real estate and other	(2)	2	(2)	2
Unconsolidated hospitality ventures (c)	(2)	6	(3)	7
(Gains) losses, net on marketable securities (b)	(1)	(5)	(1)	(15)
Restructuring costs (b)	2	10	5	16
Asset impairments	5	10	26	14
Utilization of Avendra and other proceeds (d)	6	5	11	10
Transaction and integration costs	8	82	24	105
Other	(2)	(1)	4	—
Special items - pre-tax	—	101	30	138
Income tax provision for special items	(2)	(32)	(9)	(43)
Total special items - after-tax	$(2)	$69	$21	$95
Special items impact per diluted share	$(0.02)	$0.71	$0.22	$0.97
Adjusted net income attributable to Hyatt Hotels Corporation	$108	$66	$169	$112
Adjusted diluted earnings per share	$1.12	$0.68	$1.75	$1.14

(a) During the three and six months ended June 30, 2026 (Q2 2026 and YTD 2026, respectively) and the three months ended June 30, 2025 (Q2 2025), we recognized net surpluses, and during the six months ended June 30, 2025 (YTD 2025), we recognized a net deficit, which we intend to recover in future periods on certain funds due to the timing of revenue and expense recognition. During Q2 2026 and YTD 2026, this fund activity was recognized in revenues for reimbursed costs ($250 million and $472 million, respectively), reimbursed costs ($241 million and $477 million, respectively), depreciation and amortization expenses ($4 million and $8 million, respectively), and other income (loss), net ($7 million and $14 million, respectively). During Q2 2025 and YTD 2025, this fund activity was recognized in revenues for reimbursed costs ($211 million and $412 million, respectively), reimbursed costs ($210 million and $423 million, respectively), depreciation and amortization expenses ($4 million and $9 million, respectively), and other income (loss), net ($8 million and $13 million, respectively). These figures exclude revenues and expenses related to payroll at managed properties where we are the employer and other expenses, which were recognized in revenues for reimbursed costs and reimbursed costs on our condensed consolidated statements of income (loss) but are not considered part of our fund activity.
(b) Amounts were recognized in other income (loss), net on our condensed consolidated statements of income (loss).
(c) During Q2 2025 and YTD 2025, we recognized impairment charges related to certain investments in unconsolidated hospitality ventures in equity earnings (losses) from unconsolidated hospitality ventures on our condensed consolidated statements of income (loss).
(d) We recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. During Q2 2026 and YTD 2026, we recognized these expenses in reimbursed costs ($6 million and $10 million, respectively) and depreciation and amortization expenses (an insignificant amount and $1 million, respectively) on our condensed consolidated statements of income (loss). During Q2 2025 and YTD 2025, we recognized these expenses in reimbursed costs ($5 million and $9 million, respectively) and depreciation and amortization expenses (an insignificant amount and $1 million, respectively) on our condensed consolidated statements of income (loss). The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.

Hyatt Hotels Corporation
2025 Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA; and 2025 Adjusted EBITDA As Reported to 2025 Adjusted EBITDA Baseline After Adjusting for Asset Sales

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net income (loss) attributable to Hyatt Hotels Corporation	$20	$(3)	$(49)	$(20)	$(52)
Contra revenue	20	15	34	17	86
Revenues for reimbursed costs	(886)	(945)	(903)	(895)	(3,629)
Reimbursed costs	902	949	905	926	3,682
Stock-based compensation expense (a)	31	14	14	9	68
Transaction and integration costs	23	82	25	43	173
Depreciation and amortization	80	82	83	80	325
Equity (earnings) losses from unconsolidated hospitality ventures	12	(6)	34	6	46
Interest expense	66	74	90	87	317
(Gains) losses on sales of real estate and other	—	2	—	13	15
Asset impairments	4	10	9	17	40
Other (income) loss, net	(43)	(29)	4	(33)	(101)
Provision for income taxes	28	42	33	27	130
Net income (loss) attributable to noncontrolling interests	4	(1)	(1)	1	3
Adjusted EBITDA As Recast (b)	$261	$286	$278	$278	$1,103

(a) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses; excludes amounts recognized in transaction and integration costs.
(b) During the six months ended June 30, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability. Refer to page A-13 for an explanation of how the Company utilizes Adjusted EBITDA, why the Company presents it, and material limitations on its usefulness.

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2025 Adjusted EBITDA As Reported (c)	$273	$303	$291	$292	$1,159
Less: Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	(12)	(17)	(13)	(14)	(56)
2025 Adjusted EBITDA As Recast (d)	$261	$286	$278	$278	$1,103

Adjustment to owned and leased segment Adjusted EBITDA from sold assets (e)	(2)	—	(3)	—	(5)
Adjustment to owned and leased segment Adjusted EBITDA from sold Playa assets (f)	—	(14)	(27)	(32)	(73)
Total adjustment to owned and leased segment Adjusted EBITDA from sold assets	(2)	(14)	(30)	(32)	(78)

2025 Adjusted EBITDA Baseline	$259	$272	$248	$246	$1,025
(c) As reported in the Company's most recent public filing in which each period was presented.
(d) During the six months ended June 30, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability. Refer to page A-13 for an explanation of how the Company utilizes Adjusted EBITDA, why the Company presents it, and material limitations on its usefulness.
(e) Represents the owned and leased segment Adjusted EBITDA contribution in each period for hotels that have been sold as of June 30, 2026 and for which the company entered into long-term management or franchise agreements upon sale; excludes gross fee revenues retained following the sale. Refer to page A-11 for further details.
(f) Represents the owned and leased segment Adjusted EBITDA contribution in each period for hotels acquired as part of the Playa Hotels Acquisition that were sold as part of the Playa Real Estate Transaction; excludes gross fee revenues retained following the sale. Refer to page A-11 for further details.

Hyatt Hotels Corporation
2025 Reconciliation of Non-GAAP Financial Measures: G&A Expenses to Adjusted G&A Expenses and Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no impact to net income (loss). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Year Ended December 31,
2025
G&A expenses	$555
Less: Rabbi trust impact	(48)
Less: Stock-based compensation expense	(62)
Adjusted G&A Expenses	$445

(in millions)	Year Ended December 31,
2025
Net cash provided by operating activities	$379
Capital expenditures	(220)
Free Cash Flow	$159
Cash taxes on asset sales	117
Costs associated with the Playa Hotels Acquisition (a)	198
Adjusted Free Cash Flow	$474
(a) Includes cash paid for transaction and integration costs, interest on the delayed draw term loan facility, and other costs associated with the acquisition.

Hyatt Hotels Corporation
Adjustments to Owned and Leased Segment from Sold Assets
The schedule below represents the following sold assets: Alua Atlántico Golf Resort (Q4 2025), Alua Tenerife (Q4 2025), and AluaSoul Orotava Valley (Q4 2025).

(in millions)	Fiscal Year 2026
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Total adjustment to segment revenues from sold assets (a)	$—	$—			$—

Total adjustment to segment Adjusted EBITDA from sold assets (b)	$—	$—			$—

Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total adjustment to segment revenues from sold assets (a)	$(12)	$(10)	$(14)	$(11)	$(47)

Total adjustment to segment Adjusted EBITDA from sold assets (b) (c)	$(2)	$—	$(3)	$—	$(5)
(a) Represents the owned and leased segment revenues contribution in each period for hotels that have been sold as of June 30, 2026 and for which the Company entered into long-term management or franchise agreements upon sale.
(b) Represents the owned and leased segment Adjusted EBITDA contribution in each period for hotels that have been sold as of June 30, 2026 and for which the Company entered into long-term management or franchise agreements upon sale; excludes gross fee revenues retained following the sale.
(c) Includes certain tax expenses during the Company's period of ownership of Hyatt Regency O'Hare Chicago, which was sold in Q4 2024.

The schedule below represents the sold assets that were acquired as part of the Playa Hotels Acquisition for their period of ownership in 2025.

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total adjustment to segment revenues from sold Playa assets (a)	$—	$(47)	$(159)	$(157)	$(363)

Total adjustment to segment Adjusted EBITDA from sold Playa assets (a)	$—	$(14)	$(27)	$(32)	$(73)
(a) Represents the owned and leased segment revenues and Adjusted EBITDA contribution in each period for hotels acquired as part of the Playa Hotels Acquisition that were sold as part of the Playa Real Estate Transaction; excludes gross fee revenues retained following the sale.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Outlook: Net Income Attributable to Hyatt Hotels Corporation to Adjusted EBITDA; G&A Expenses to Adjusted G&A Expenses; and Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2026 outlook. The Company's 2026 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no impact to net income (loss). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ending December 31, 2026 Outlook Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$250	$335
Contra revenue	74	74
Reimbursed costs, net (a)	110	70
Stock-based compensation expense (b)	66	66
Transaction and integration costs	45	35
Depreciation and amortization	305	305
Equity (earnings) losses from unconsolidated hospitality ventures	(1)	(1)
Interest expense	260	260
(Gains) losses on sales of real estate and other	(2)	(2)
Asset impairments	26	26
Other (income) loss, net	(165)	(185)
Provision for income taxes	187	217
Net income attributable to noncontrolling interests	—	5
Adjusted EBITDA	$1,155	$1,205
(a) Reimbursed costs are presented net of revenues for reimbursed costs as the Company cannot forecast the gross amounts without unreasonable effort.
(b) Includes amounts recognized in general and administrative expenses and distribution expenses; excludes amounts recognized in transaction and integration costs.

	Low Case	High Case
G&A expenses	$548	$558
Less: Rabbi trust impact	(45)	(45)
Less: Stock-based compensation expense	(63)	(63)
Adjusted G&A Expenses	$440	$450

	Low Case	High Case
Net cash provided by operating activities	$628	$678
Capital expenditures	(135)	(135)
Free Cash Flow	$493	$543
Cash taxes on asset sales	1	1
Costs associated with the Playa Hotels Acquisition (c)	86	86
Adjusted Free Cash Flow	$580	$630
(c) Includes taxes and other costs related to the Playa Hotels Acquisition.

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization ("Adjusted EBITDA")
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus net income (loss) attributable to noncontrolling interests, adjusted to exclude the following items:
•payments to customers ("contra revenue"), including performance cure payments and amortization of management and hotel services agreement and franchise agreement assets ("key money assets");
•revenues for reimbursed costs;
•reimbursed costs that we intend to recover over the long term;
•stock-based compensation expense;
•transaction and integration costs;
•depreciation and amortization;
•equity earnings (losses) from unconsolidated hospitality ventures;
•interest expense;
•gains (losses) on sales of real estate and other;
•asset impairments;
•other income (loss), net; and
•benefit (provision) for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to unallocated overhead expenses.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our Chairman, President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the talent and compensation committee of our board of directors determines the annual variable compensation and long-term incentive compensation for certain members of our management based in part on financial measures including and/or derived from consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with our prior-period and forecasted results as well as our industry and competitors.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit or provision for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted.

We exclude revenues for reimbursed costs and reimbursed costs which relate to the reimbursement of payroll costs and system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit or bear a loss over the long term. If we collect amounts in excess of amounts spent, we have a commitment to our hotel owners to spend these amounts on the related system-wide services and programs. Additionally, if we spend in excess of amounts collected, we have a contractual right to adjust future collections or expenditures to recover prior-period costs. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the system-wide services and programs are operated in the best long-term interests of our hotel owners. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively, and instead are designed to result in a cumulative break-even balance. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes reimbursed costs related to system-wide services and programs that we do not intend to recover from hotel owners.
Finally, we exclude other items that are not core to our operations and may vary in frequency or magnitude, such as transaction and integration costs, asset impairments, unrealized and realized gains and losses on marketable securities, and gains and losses on sales of real estate and other.
Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted General and Administrative ("G&A") Expenses
Adjusted general and administrative expenses, as we define it, is a non-GAAP measure. Adjusted general and administrative expenses excludes the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted general and administrative expenses assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) Per Class A and Class B Share ("EPS")
Adjusted Net Income (Loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted Net Income (Loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted Net Income (Loss) per diluted share. We consider Adjusted Net Income (Loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted Net Income (Loss) and Adjusted Diluted EPS are not a substitute for Net Income (Loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted EPS, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted Net Income (Loss) and Adjusted Diluted EPS. Although we believe that Adjusted Net Income (Loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted Net Income (Loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted Net Income (Loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted Net Income (Loss) and Adjusted Diluted EPS supplementally.

Average Daily Rate ("ADR") and Net Package ADR
ADR represents hotel room revenues divided by the total number of rooms sold in a given period. Net Package ADR represents net package revenues divided by the total number of rooms sold in a given period. Net package revenues generally include revenue derived from the sale of packages at all-inclusive resorts comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. ADR and Net Package ADR measure the average room price attained by a property, and trends in these metrics provide useful information concerning the pricing environment and the nature of the customer base of a property or group of properties. ADR and Net Package ADR are commonly used performance measures in our industry, and we use these metrics to assess the pricing levels that we are able to generate by a customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described in "RevPAR and Net Package RevPAR" below.
Comparable system-wide and Comparable owned and leased
"Comparable system-wide" represents all properties we manage, franchise, or provide services to, including owned and leased properties, that are operated for the entirety of the periods being compared and have not experienced business interruption or undergone large-scale capital projects during the periods being compared. Comparable system-wide also excludes properties for which comparable results are not available. We may use variations of comparable system-wide to specifically refer to comparable system-wide hotels or our all-inclusive resorts, for those properties that we manage, franchise, or provide services to within our management and franchising segment. "Comparable owned and leased" represents owned or leased hotels and/or all-inclusive resorts that are operated and consolidated for the entirety of the periods being compared and have not experienced business interruption or undergone large-scale capital projects during the periods being compared. Comparable owned and leased also excludes properties for which comparable results are not available. Comparable system-wide and comparable owned and leased are commonly used as a basis of measurement in our industry. "Non-comparable system-wide" or "non-comparable owned and leased" represent all properties, including those that do not meet the above definition of "comparable."
Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant Dollar Currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate Constant Dollar Currency by restating prior-period local currency financial results at current-period exchange rates. These restated amounts are then compared to our current-period reported amounts to provide operationally driven variances in our results.
Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents net cash provided by operating activities less capital expenditures. Adjusted Free Cash Flow represents Free Cash Flow less estimated cash taxes on asset sales and costs associated with the Playa Hotels Acquisition. We believe Free Cash Flow and Adjusted Free Cash Flow to be useful liquidity measures to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures, cash taxes on asset sales, and costs associated with the Playa Hotels Acquisition and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free Cash Flow and Adjusted Free Cash Flow are not necessarily representative of how we will use excess cash. Free Cash Flow and Adjusted Free Cash Flow are not substitutes for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Free Cash Flow and Adjusted Free Cash Flow, and management compensates for these limitations by referencing our GAAP results and using Free Cash Flow and Adjusted Free Cash Flow supplementally.
Non-Revenue Per Available Room ("RevPAR") Fees
Non-RevPAR Fees represent fee revenues that are not derived from hotel operating performance. Non-RevPAR Fees include license fees received primarily in connection with the licensing of the Hyatt brand names through our co-branded credit card programs, and residential and vacation units; management and royalty fees related to the management and licensing of certain of our brands to the Unlimited Vacation Club business; fees related to hotel services provided to certain all-inclusive resorts within Latin America and the Caribbean; initial application fees from franchisees; design services fees from third-party owners and franchisees; and termination fees. We use Non-RevPAR Fees to assess fee streams that are not directly correlated with hotel-level operating results.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a property or group of properties. Occupancy measures the utilization of a property's available capacity. We use occupancy to gauge demand at a specific property or group of properties in a given period. Occupancy levels also help us determine achievable ADR levels as demand for property rooms increases or decreases.

Playa Hotels Acquisition
On June 17, 2025, the Company completed the acquisition of Playa Hotels & Resorts N.V. ("Playa Hotels" or "Playa"), a leading owner, operator, and developer of all-inclusive resorts in Mexico, the Dominican Republic, and Jamaica, for a purchase price of $13.50 per share, or an enterprise value of approximately $2.6 billion, including approximately $900 million of debt, net of cash acquired.
Playa Real Estate Transaction
On December 30, 2025, affiliates of the Company closed on the sale of the real estate portfolio previously acquired from Playa for approximately $2 billion to Tortuga Resorts ("Tortuga"), As previously disclosed, the Company sold one of these properties to a separate third-party buyer on September 18, 2025 for $22 million. Between the completion of the earlier sale and the Tortuga transaction, Hyatt has sold the entire Playa real estate portfolio for a total of $2 billion. Hyatt and Tortuga entered into 50-year management agreements for 13 of 14 properties in the portfolio, with terms consistent with Hyatt's existing all-inclusive fee structure. The remaining property is subject to a separate contractual arrangement.
RevPAR and Net Package RevPAR
RevPAR is the product of ADR and the average daily occupancy percentage and excludes non-room revenues, which consist of ancillary revenues generated by a property, such as food and beverage, parking, and other guest service revenues. Net Package RevPAR is the product of Net Package ADR and the average daily occupancy percentage and generally includes revenue derived from the sale of packages at all-inclusive resorts comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. RevPAR and Net Package RevPAR are commonly used performance measures in our industry, and we use these metrics to identify trend information with respect to room revenues from comparable properties and to evaluate property performance on a geographical and segment basis.
Changes in RevPAR and Net Package RevPAR that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a property would lead to increases in room revenues or net package revenues, as applicable, and additional variable operating costs, including housekeeping services, utilities, and room amenity costs. Increases in occupancy at properties measured using RevPAR could also result in increased ancillary revenues, such as food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal direct impacts to variable operating costs.